Exhibit (p)(12)

SUSTAINABLE ASSET MANAGEMENT USA, INC.

CODE OF ETHICS

Code of Ethics

Sustainable Asset Management USA, Inc. (“SAM-US”) has built a reputation for integrity and professionalism among its clients. We value the confidence and trust those clients have placed in us and strive to protect that trust. This Code of Ethics (the “Code”) is our commitment to protecting our clients’ trust by establishing formal standards for general personal and professional conduct of our employees while performing their duties for SAM-US.

A.	APPLICABILITY

“Supervised Persons” for purposes of this Code means:

1)	A Director or officer of SAM-US (or other persons occupying a similar status or performing similar functions);

2)	Individuals designated as “Shared Personnel” of SAM-US as identified on a list maintained by SAM-US’s CCO; and

3)	Certain other persons designated by the CCO or designee, incl. temporary/contract workers who support SAM-US’s business.

“Access Person” for purposes of this Code means any Supervised Person who:

1)	Is a Director or officer of SAM-US (or other persons occupying a similar status or performing similar functions;

2)	Has access to non-public information regarding any client’s purchases or sales of securities; or

3)	Is involved in making securities recommendations to clients or who has access to such recommendations that are non-public; or

4)	Has non-public information regarding the portfolio holdings of any mutual fund managed by SAM-US; and

5)	Certain other persons designated by the CCO or designee, incl. temporary/contract workers who support SAM-US’s business

Directors and officers who do not have access to confidential information regarding client securities transactions or recommendation may be exempt from the definition of Access Persons. The CCO will make a case-by-case determination and document any exemption.

The CCO will notify all individuals of their status as either a Supervised Person or an Access Person on an annual basis as well as at the time of any job status change.

B.	STANDARDS OF BUSINESS CONDUCT

The following principles are intended to guide in the applicability of this Code of Ethics:

1.	SAM-US is a fiduciary and its Supervised Persons have a duty to act for the benefit of its clients and shall at all times place the financial interests of the client ahead of itself;

2.	SAM-US holds all Supervised Persons responsible to high standards of integrity, professionalism, and ethical conduct; and

3.	SAM-US fosters a spirit of cohesiveness and teamwork while ensuring the fair treatment of all Supervised Persons.

C.	COMPLIANCE WITH FEDERAL SECURITIES LAWS

All Supervised Persons must comply with applicable federal securities laws. The applicable laws are designed to prevent the following practices, which should not be viewed as all encompassing and are not intended to be exclusive of others.

Supervised Persons must never:

•	Defraud any client in any manner;

•	Mislead any client, including by making a statement that omits material facts;

•	Engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon any client, including misappropriation of an investment opportunity;

•	Engage in any manipulative practice with respect to any client or security, including price manipulation.

D.	CONFLICTS OF INTEREST

As a fiduciary, SAM-US has an affirmative duty of care, loyalty, honesty to its clients and a duty of utmost good faith to act in the best interests of the client. Compliance with this fiduciary responsibility can be accomplished by avoiding conflicts of interest and by fully, adequately, and fairly disclosing all material facts concerning any conflict which arises with respect to any client. Supervised Persons are to actively avoid any existing or potential conflicts or situations that have the appearance of conflict or impropriety.

The following specific guidelines should not be viewed as all encompassing and are not intended to be exclusive of others:

1.	No Supervised Person shall take inappropriate advantage of their position with respect to a client, advancing their position for self-gain.

2.	No Supervised Person shall use knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions.

3.	All securities transactions affected for the benefit of a client account shall avoid inappropriate favoritism of one client over another client.

4.	All securities transactions affected for the benefit of a Supervised Person shall be conducted in such a manner as to avoid any actual or potential conflict of interest or abuse of that individual’s position of trust and responsibility.

E.	CONFIDENTIALITY

All information obtained by any Supervised Person regarding any aspect of a client relationship shall be kept in strict confidence. The Supervised Person commits an unethical business practice by disclosing the identity, affairs, or investments of any client unless required by any regulatory or self-regulating agency, or to the extent required by law or regulation, or unless disclosure is consented to by the client, or unless such information is already public.

F.	EMPLOYEE PERSONAL SECURITIES MONITORING

I.	Definitions

“Covered Security” shall include any type of equity or debt instrument, including any rights, warrants, derivatives, convertibles, options, puts, calls, straddles, exchange traded funds, shares of closed-end mutual funds, shares of open end mutual funds that are advised or subadvised by SAM-US, holdings in foreign funds, or, in general, any interest or investment commonly known as a security.

“Non-Covered Security” shall include shares of open-ended mutual funds that are not advised or subadvised by SAM-US, direct obligations of the US government, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments, including repurchase agreements which have a maturity at issuance of less than 366 days and that are rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization (“NRSRO”).

“Beneficial Interest” for purposes of this Code means any Covered Security (as that term is defined above) in which an Access Person has an opportunity directly or indirectly to provide or share in any profit derived from a transaction in a Covered Security, including:

•	accounts personally held by the Access Person;

•	accounts held by the Access Person’ immediate family members related by blood or marriage sharing the same household (“immediate family members”);

•

any person or organization (such as an investment club) with whom an Access Person has an opportunity directly or indirectly to provide or share in any profit derived from a transaction in a Covered Security;

•	any trusts of which an Access Person is trustee.

II.	Investment Activities

a.	No offering of investment advice or managing any person’s portfolio in which the Access Person does not have a beneficial interest without prior written approval.

b.	No participation in an investment club without prior written approval.

III.	Transaction Pre-Clearance

All Access Person’s securities transactions in Covered Securities are subject to pre-clearance, by the way of submission of a pre-clearance form. A copy of the pre-clearance form can be obtained from the CCO or designee.

Pre-clearance is valid only for the day of approval. If the trade is not executed on the approved date, the pre-clearance process must be repeated prior to execution on the day the transaction is to be effected.

See Section X below for exemptions.

IV.	Initial Public Offerings (“IPO”)

Securities purchases by Access Persons in IPOs may only be made with the prior written consent of the CCO or designee.

V.	Private Investments (Hedge Funds, Private Placements, etc.)

Private investments by Access Persons may only be made with the prior written consent of the CCO or designee.

VI.	Short Sales/Cover Shorts

Short sales/cover shorts by Access Persons may only be made with prior written consent of the CCO or designee. Approval is determined based on the underlying security and transactions are subject to all holding period and black-out policies.

VII.	Options

The purchase of options on Covered Security by Access Persons may only be made with prior written consent of the CCO or designee. Approval is determined based on the underlying security. Transactions are subject to all blackout policies including the holding period restrictions.

VIII.	Holding Periods

No profiting in the purchase and sale, or sale and purchase, of the same (or equivalent) securities within 30 calendar days. “Equivalent” security means any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege at a price related to the subject security or similar securities with a value derived from the value of the subject security.

Multiple purchases/sales of the same or equivalent security will be viewed as a “bundled” transaction and the 30-day rule will be applied as of the last transaction date.

See Section X below for exemptions. In addition, other exceptions may be permitted on a case-by-case basis when the circumstances of the situation strongly support an exemption; however, such exemptions may be withheld by SAM-US’s CCO in his sole discretion.

It is the Access Person’s responsibility to determine the holding period applicable to a security purchased. Access Person’s violating the holding period requirement will have their profits disgorged.

IX.	Black-out Periods

1.	Client Priority

A. Access Persons are prohibited from purchasing or selling any Covered Security that is being actively considered for purchase or sale for client accounts.

B. Access Persons are prohibited from trading any Covered Security for which an open order exists on the trading desk. Access Persons are required to resubmit any order that was originally denied if they wish to continue with the transaction.

2.	7 day Before and After

Access Persons are precluded from purchasing or selling in their personal accounts any Covered Security purchased or sold by SAM-US for a period of 7-calendar days before or after the SAM-US transaction. In calculating the 7-calendar day period, the trade date of the SAM-US transaction is not counted.

X.	EXEMPTIONS

While the following pre-clearance, blackout period, and holding period exemptions are applicable, reporting obligations have not been waived.

Exceptions other than listed below may be made as authorized by the CCO or designee based on reasonable review and supervision of the process. Such exceptions will be documented.

Pre-Clearance

Transactions in covered securities executed by an immediate family member are not subject to pre-clearance. However, exempted transactions are subject to all blackout, holding, and reporting requirements.

Transactions in IPOs, private placements, short sales and option transactions executed by an immediate family member are not exempted from any provisions, including but not limited to preclearance.

Pre-Clearance, Blackout Period, and Holding Period Exemptions

a.	Covered Security transactions executed on a fully discretionary basis by an investment adviser (other than SAM-US) on behalf of an Access Person and a letter stating such is maintained in the file.

b.	Transactions by an Access Person acting as a portfolio manager for, or who has a beneficial interest in, a limited partnership, commingled vehicle, or investment company where SAM-US is the contractual investment adviser or for or any account in which SAM-US has a proprietary interest and is the contractual investment adviser.

Pre-Clearance and Blackout Period Exemptions

a.	Purchases and sales involving a long* position in a common stock, or a closed end fund when:

i)	the market cap is in excess of $3 billion;

  AND

ii)	the amount traded is equal to or less than 50,000 Swiss Francs over a 30-day period.

*(Note) - this exemption does not apply to short positions or options.

b.	Purchases and sales of shares of mutual funds advised or sub-advised by SAM-US.

c.	Exchange traded funds that are based on a broad based securities index.

d.	Purchases or sales effected in any account over which there is no direct or indirect influence or control;

e.	Purchases or sales that are non-volitional such as margin calls, stock splits, stock dividends, bond maturities, automatic dividend reinvestment plans, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities;

f.	Systematic investment plans provided the CCO or designee has been previously notified of the participation in the plan;

g.	Any acquisition of a Covered Security through the exercise of rights issued pro rata to all holders of the class, to the extent such rights were acquired in the issue (and not through the acquisition of transferable rights); and

h.	Gifts of securities.

Blackout Period Exemptions

Covered Security transactions for which an Access Person has requested and received preclearance from the CCO or designee and for which the Access Person is not the Portfolio Manager directly responsible for initiating the client transaction.

XI.	Restricted Security List

The CCO or designee maintains a Restricted Security List (the “Restricted List”) which includes all securities where a Supervised Person has material non-public information about a company, such as information about a company’s earnings or dividends, as a result of a special relationship between SAM-US or a Supervised Person and the company.

If a Supervised Person knows or believes they have material, non-public information, they must immediately notify the CCO or designee. The decision whether to place a security on the Restricted List and the amount of time a security will remain on the Restricted List is made by the CCO or designee.

If it is determined that the Supervised Person is in possession of material, non-public information, the CCO or designee will establish a “Protective Wall” around the Supervised Person. In order to avoid inadvertently imposing greater restrictions on trading than are necessary, a Supervised Person may not discuss this information with anyone without the approval of the CCO or designee. In addition, Supervised Persons having access to the Restricted List are to be reminded that the securities on the list are confidential and proprietary and should not be disclosed to anyone without the prior approval of the CCO or designee.

When an order is received from a Supervised Persons in a security on the Restricted List, the transaction may not be executed until the CCO or designee has approved the trade. The CCO or designee will check with the department or staff member with the relationship to the company to determine whether trading in the security should be permitted. The Restricted List is regularly updated by the CCO or designee.

XII.	Activity Review

The CCO or designee will monitor employee trading activity with particular focus on trading which may be unusual for a particular Access Person either because of the size of the position bought or sold, the frequency of the activity, or the nature of the Covered Security being traded. Employees are expected to devote their full time and attention to their work responsibilities. SAM-US may take steps to curtail an individual’s trading activity if, in the judgment of the appropriate department manager or the CCO or designee, the Access Person’s trading activity is having an adverse impact on the employee’s job performance.

XIII.	Reporting Requirements

1.	Transaction Reporting

All Access Persons and immediate family members must submit brokerage statements to the CCO or designee, which must include every gift, IPO, private placement, and Covered Security transaction in which they participated during the calendar quarter no later than 30 days after the end of that quarter.

Access Person’s and immediate family member’s reporting obligations may be satisfied by having their brokers deliver to the CCO or designee copies of brokerage statements which contain:

i.	The name of the security, the date of the transaction, the interest rate and maturity (if applicable), the number of shares, and the principal amount of each Covered Security involved;

ii.	The nature of the transaction (i.e., purchase, sale or other type of acquisition or disposition);

iii.	The price at which the transaction was effected;

Private Placements transactions effected during the quarter must be reported manually.

The CCO or designee will conduct periodic reviews of Access Persons’ and immediate family member personal securities transactions for compliance with this Code.

2.	Initial Holdings Report

All Access Persons and immediate family members shall disclose to the CCO or designee a listing of all Covered Securities beneficially owned no later than 10 days after the employee becomes an Access Person. The information must be current as of a date no more than 45 days prior to the date the employee becomes an Access Person.

The report shall include the following:

a.	The title and type of security, the ticker or CUSIP, the number of shares, and the principal amount of all securities in which the Access Person has any direct or indirect beneficial ownership;

b.	The name of any broker, dealer, or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

c.	The date the report is submitted.

The CCO or designee will review all Initial Holdings Reports in an effort to monitor potential conflicts of interest.

3.	Annual Holdings Report

No later than January 31st, annually, Access Persons shall deliver to the CCO or designee a listing of all Covered Securities beneficially owned by themselves or immediate family members that are current as of a date no more than 45 days prior to the date the report is submitted.

The report shall include the following:

a.	The title and type of security, the ticker or CUSIP, the number of shares, and the principal amount of all securities in which the Access Person has any direct or indirect beneficial ownership;

b.	The name of any broker, dealer, or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Supervised Person; and

c.	The date the report is submitted.

The CCO or designee will review all Annual Holdings Reports in an effort to monitor potential conflicts of interest and to assess the Access Person’s fulfillment of their quarterly reporting obligations.